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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Mobility Electronics, Inc.:

We consent to incorporation by reference in the registration statement No. 333-47210 on Form S-8 of Mobility Electronics, Inc. report dated March 2, 2001, relating to the consolidated balance sheets of Mobility Electronics, Inc. and subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity (deficiency) and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of Mobility Electronics, Inc.



                              /s/ KPMG LLP


Phoenix, Arizona
March 29, 2001